EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     This Annual Report on Form 11-K is incorporated by reference into Registration Statements on Forms S-8, File Nos. 033-47528 and 033-26056 (collectively, the "Registration Statements"), of Rollins, Inc. ("Rollins"). For purposes of determining any liability under the Securities Act, this Annual Report is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

     As recommended by Rollins's Audit Committee, Rollins's Board of Directors dismissed Arthur Andersen LLP ("Andersen") on July 23, 2002 as Rollins's independent accountants. See Rollins's Current Report on Form 8-K filed July 24, 2002 for more information. After reasonable efforts, Rollins has been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit reports with respect to the financial statements for the Rollins 401(k) plan as of and for the fiscal years ended December 31, 2001 and 2000.

     Under these circumstances, Rule 437a under the Securities Act permits this Form 11-K to be filed without a written consent from Andersen. However, as a result, with respect to transactions in Rollins securities or interests in the Rollins 401(k) plan pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 11-K is filed with the Securities and Exchange Commission, Andersen may not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you might be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because Andersen has not consented to the incorporation by reference into the Registration Statements of the copy of its audit report for the periods ending December 31, 2001 and 2000 which are reproduced herein. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are potentially subject to liability under Section 11(a) of the Securities Act, including Rollins' officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. These facts may have the effect of limiting the ability of Rollins investors and participants in the 401(k) plan to recover any losses suffered in connection with the purchase or sale of Rollins securities due to material inaccuracies or omissions contained in the financial statements reproduced herein for the periods ending December 31, 2001 and 2000.



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